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EXHIBIT 99.3

DEMAND PROMISSORY NOTE

$[dollar amount]	Date: On Demand

        FOR VALUE RECEIVED, World Heart Corporation, a Canadian corporation, and World Heart Inc., a Delaware corporation (collectively, the "Maker"), hereby jointly and severally promise to pay to the order of [name of holder] or its successors, assigns and legal representatives (the "Holder"), at [address of holder], or at such other location as the Holder may designate from time to time, the aggregate principal sum of all advances (each, an "Advance" and, collectively, the "Advances") made by the Holder to the Maker, in lawful money of the United States of America, together with interest on each such Advance at a rate of 8.0% per annum.

        1.     Advances.    The Holder shall make Advances to the Maker from time to time upon not less than one (1) business days prior written request of the Maker, subject to an aggregate limit of [dollar amount] ($    •    ), and only in accordance with the terms of the budget attached hereto as Exhibit A (the "Budget"), with such changes therein as may be approved in writing by the Holder. The proceeds of any Advance shall be used by the Maker in accordance with the Budget. The principal amount of each Advance made by the Holder, interest accrued on each Advance and all payments made by the Maker shall be entered by the Holder on its books and records; which books and records shall be conclusive evidence of the amounts outstanding hereunder absent manifest error.

        2.     Maturity Date.    The aggregate principal amount of the Advances and accrued interest thereon shall be due and payable on the demand of the Holder (the "Maturity Date").

        3.     Interest on Overdue Amounts.    If the Maker fails to pay any amount hereunder when due, whether on the Maturity Date or otherwise, and such failure continues for a period of five (5) business days or more, interest shall thereafter accrue on any overdue amounts at a rate of 15% per annum until paid in full.

        4.     Calculation of Interest.    Interest hereunder shall be calculated on the basis of a 360-day year for the actual number of days elapsed and shall compound on a quarterly basis if unpaid as of the last day of any calendar quarter.

        5.     Prepayment.    The Maker may prepay the principal and accrued interest on this Note, in whole or in part, at any time without penalty, upon not less than five (5) business days prior written notice to the Holder. Any prepayments hereunder shall be applied first, to the payment of any expenses then owed to the Holder, second, to accrued interest on this Note and third, to the payment of the principal outstanding under this Note. The Maker shall not have the right to set off or otherwise deduct from amounts payable by it hereunder any amounts whether liquidated or unliquidated, which the Holder or any of its affiliates may owe to the Maker, which right is hereby expressly waived to the maximum extent permitted by applicable law.

        6.     Waiver of Presentment, Demand and Dishonor.    The Maker hereby waives presentment for payment, protest, demand, notice of protest, notice of non-payment and diligence with respect to this Note, and waives and renounces all rights to the benefit of any statute of limitations or any moratorium, appraisement, exemption or homestead now provided or that hereafter may be provided by any federal or applicable state statute, including but not limited to exemptions provided by or allowed under the Federal Bankruptcy Code, both as to itself and as to all of its property, whether real or personal, against the enforcement and collection of the obligations evidenced by this Note and any and all extensions, renewals and modifications hereof.

        No failure to accelerate the debt of the Maker evidenced hereby by reason of an indulgence granted from time to time or any failure to exercise any other remedy shall be construed to be a waiver of the right to insist upon prompt payment thereafter; or shall be deemed to be a novation of this Note or a reinstatement of such debt evidenced hereby or a waiver of such right of acceleration or any other right, or be construed so as to preclude the exercise of any right the Holder may have, whether by the laws of the state governing this Note, by agreement or otherwise; and the Maker hereby expressly waives the benefit of any statute or rule of law or equity that would produce a result contrary to or in conflict with the foregoing.

        7.     Amendment; Waiver.    No modification, alteration, waiver or change of any of the provisions hereof shall be effective unless in writing and signed by the Maker and the Holder and, then, only to the extent set forth in such writing.

        8.     Costs and Expenses.    The Maker agrees to pay on demand all costs and expenses, including reasonable counsel fees and expenses, in connection with the enforcement of this Note (whether through negotiations, legal proceedings or otherwise).

        9.     Governing Law; Consent to Jurisdiction.    This Note shall be binding upon the Maker and its successors, assigns and legal representatives. The validity, construction and interpretation of this Note will be governed, and construed in accordance with, the laws of the State of New York. THE MAKER HEREBY WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS NOTE AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

        The Maker irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Note and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on the Maker anywhere in the world. The Maker irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. The Maker irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

ATTEST:		WORLD HEART CORPORATION
By:

Name:	David Pellone	Name:	Jal S. Jassawalla
Title:	Chief Financial Officer	Title:	President and Chief Executive Officer
Dated:	June 20, 2008
ATTEST:		WORLD HEART INC.
By:

Name:	David Pellone	Name:	Jal S. Jassawalla
Title:	Treasurer	Title:	President
Dated:	June 20, 2008

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  EXHIBIT 99.3
DEMAND PROMISSORY NOTE